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                                                                  EXHIBIT 3.1(a)



                            CERTIFICATE OF AMENDMENT

                                       OF

                            THE RESTATED CERTIFICATE

                               OF INCORPORATION OF

                               SANMINA CORPORATION



        Sanmina Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation").

DOES HEREBY CERTIFY:

FIRST: The name of this Corporation is Sanmina Corporation. This Corporation was originally incorporated under the name Sanmina Holdings, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 9, 1989.

SECOND: That the Board of Directors of the Corporation has duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling for the submission thereof to the stockholders of said Corporation for adoption by written consent. The resolution setting forth the proposed amendment is as follows:

        RESOLVED: That Article 4 of the Certificate of Incorporation of this Corporation be restated to read as follows:

        "4. The Corporation is authorized to issue two classes of capital stock:
Preferred Stock, $0.01 par value per share, and Common Stock, $0.01 par value per share. The total number of shares of Preferred Stock, which the Corporation shall have the authority to issue, is 5,000,000, all of which are undesignated series of Preferred Stock ("Blanket Preferred"). The total number of shares of Common Stock with the Corporation shall have the authority to issue is 1,000,000,000.

        The Blanket Preferred may be issued from time to time in one or more series. The Board of Directors of this Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Blanket Preferred, and or within the limitations or restrictions stated in any resolution(s) of the Board of Directors originally fixing the number of shares of Blanket Preferred constituting any series, to increase or decrease (but not below the number of any such series of Blanket Preferred then outstanding) the number of shares of such series of Blanket Preferred subsequent to the issue of shares of that series of Blanket Preferred, to determine the designation of any series and to fix the number of shares of any series of Blanket Preferred."

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THIRD: That thereafter, pursuant to resolution of its Board of Directors, the approval of the stockholders of said Corporation was duly obtained in accordance with the General Corporation law of the state of Delaware at which time the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provision of
Section 242 of the General Corporation Law of the State of Delaware.



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        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Jure Sola, its Chairman and Christopher D. Mitchell, its
Secretary, this 9th day of March, 2001.


                                              /s/ Jure Sola
                                             -----------------------------------
                                             Jure Sola, CEO and Chairman

Attest:

/s/ Christopher D. Mitchell
-----------------------------------
Christopher D. Mitchell,
Secretary



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